As filed with the Securities and Exchange Commission on June 8, 2005

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 3, 2005

TRI-VALLEY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-6119	84-0617433
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5555 Business Park South
Suite 200
Bakersfield, California
(Address of principal executive office)

Issuer's telephone number: (661) 864-0500

Section 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Tri-Valley Corporation has sold 25,000 restricted shares of common stock, together with warrants to purchase 8,334 common shares at an exercise price of $15.00 per share for two years, to an accredited investor at $12.00 per share. The sale was made in a privately negotiated transaction in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933, and pending expected approval by the American Stock Exchange.

This sale was made on June 3, 2005, after the open market close. The closing market price on June 3 was $11.84 per share. The sale also occurred after the Company's public announcement of the commencement of operations on its Moffat Ranch East Prospect after the market opened on June 3, 2005. The Company plans to use the proceeds for an asset purchase.

In addition, on May 6, 2005, Tri-Valley issued 200,000 shares of restricted common stock to the sole stockholder of Pleasant Valley Energy Corporation in a merger of Pleasant Valley Energy into a new subsidiary of Tri-Valley. Tri-Valley previously reported the terms of this acquisition on an 8-K Report dated May 6, 2005. These shares were also issued in a privately negotiated transaction in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933.

On April 21, 2005, Tri-Valley issued 5,000 shares of restricted common stock to its president and chief executive officer, F. Lynn Blystone, for services pursuant to his employment agreement. The closing price of Tri-Valley common stock on the American Stock Exchange on the date of issuance was $10.02 per share. These shares were also issued in a privately negotiated transaction in reliance on the exemption from registration requirements contained in Section 4(2) of the Securities Act of 1933.

Issuance of 25,000 restricted shares and warrants for 8,334 shares in the private sale on June 3, 2005, brings the total number of issuances of shares of unregistered securities in the second quarter of 2005 to 238,334 fully diluted shares, which is slightly more than 1% of the total outstanding stock of Tri-Valley as of March 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRI-VALLEY CORPORATION

Date: June 7, 2005	/s/ F. Lynn Blystone
F. Lynn Blystone, President and Chief Executive Officer